Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 to be filed on or about August 12, 2021 of our report dated April 2, 2021 (except for the effects of the reverse stock split described in Note 3 and the subsequent events described in Note 13 as to which the date is July 9, 2021), with respect to the financial statements of Dermata Therapeutics, Inc. as of December 31, 2020 and 2019, and for the years then ended (which includes an explanatory paragraph related to the existence of substantial doubt about the Company’s ability to continue as a going concern), and to the reference to us under the heading “Experts” included in the Registration Statement and accompanying prospectus on Form S-1 (File No. 333-256997), as amended.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

August 12, 2021